Exhibit 99.2

Tidewater Inc.

Judd Bailey

Alright, we’re going to go ahead and get started. The next presentation will be Tidewater. Presenting for the company will be Joe Bennett, who is Executive Vice President and Head of Investor Relations.

Joe Bennett

Thank you, Judd. It’s awful good to be here. It’s rare, strange as it may sound, that we have a conference in our home town. And kind of the oil capital of the whole world but there are few conferences here, so I thank you for the short commute this morning. I also thank you that I explained to Judd this morning that Dean Taylor, our Chairman, when 95% of our business is international, he, and us, and others spend a lot of time traveling in international arenas. He is traveling today. We also have Quinn Fanning, our CFO, who usually assists me with these. We started our budget process today, so we have Latin America and other operations areas in Houston today. Judd, you saved me from my 21st budgeting presentation with the company, so that’s okay.

Let’s get started. We always have to show the forward-looking statement, but we’ll play past that. This will be a few key takeaways. Frankly, for anyone who has seen our presentations over the past several years, these takeaways haven’t changed a whole lot because our strategy generally hasn’t changed very much. We’re very disciplined in our approach and what we’re trying to do. It’s been consistent over the last several years. There are just a few points we’d like you to leave with, to listen to and we’ll have slides that expand on each one of these. Tidewater has a culture of safety and operating excellence. You’ll see that and some safety statistics in just a second because if there is a single priority in the company, as strange as it may sound, safety is it with us. We’re very proud of our accomplishments, but we also understand the challenges that are involved in that.

Secondly, we have we think, and we’ll show you a history of earnings growth and solid returns and real opportunities in the future as we, if you want to call it, reload our guns acquiring new equipment and get prepared for the next turnaround in business. That’s where we are in kind of our lifecycle right now, and you’ll certainly see that in a second.

We have the world’s largest and newest fleet. People that know Tidewater and have followed us for a while certainly recognize that we’ve been around for over 50 years. We kind of started the business and in this crazy business that we operate in are still around and have evolved and survived lots of peaks and valleys. We’re here strong as ever from a financial standpoint, but they remember us as having lots of old boats. We certainly still operate probably the largest fleet of old boats in the world, but we also, and more important these days, operate the largest new fleet in the world. And you’ll see some numbers on that in a second.

Lastly, we have a very strong balance sheet. Our financial discipline has allowed us to act upon, over the last several years, some great opportunities over the last several years. Since the downturn in our industry, ship prices have come down quite dramatically over the last couple of years and at a time when those ship prices increased at the peak of the market two, three years ago, and most were loading up and buying assets at a time when the prices were at their peaks. Even though day rates supported at that time frame, we pulled back and bought back shares during that timeframe and got ourselves prepared. Kept our powder dry— not that we specifically saw a downturn coming, but it happened, and here we are being able to take advantage of opportunities that very, very few of our competitors are able to right now.

We usually wake people up with this slide. This is something we started a year or so ago. Safety is a priority in our company. We lead off all of our internal presentations, our external presentations, investor presentations with safety. It’s that important. Our board meetings begin with safety presentations. This isn’t a result of Macando or anything else. We’ve been doing this for years and years. We talk about operating safely, how important it is, and how difficult it is, what a challenge it is. It’s like holding a head of a snake. You turn your back on that snake. You release it for one split second and some bad things are going to happen. You know we saw that happen, not that it was a split second of maybe some bad decisions, but we saw that happen with the Deepwater Horizon incident. Our vessel, for people that don’t know, was the one that was on site and rescued all of the individuals off the rig and we’re very proud of their efforts and they were truly heroic efforts by our crew that was on station that night.

As you look at our safety record then as compared to others in the general industry, this is on total recordable incident rates and you see Tidewater’s in orange, and we’re very proud we far exceed the safety performance and this is on boats that move up and down and sway. Where most of these other companies are on stable ground. We’re on very, very unstable ground and still put up this kind of safety performance. Customers are demanding it.

You know the reason it’s important is first and foremost, just from the human side that we want our employees to be able to go home when their hitch is over, but financially and from a customer’s standpoint, they are demanding this kind of safety record, and we’re very proud to be able to offer that to them. But, you’re only as good as what you did yesterday and so far today. It can turn quickly tomorrow.

Earnings growth. We live in an environment that is volatile. This is the last several years, and what you see here is continued earnings growth. In fact, a 32% six year compounded annual earnings growth rate that certainly turned around in fiscal 2010 — we’re a March fiscal year end. So in March of ‘10 that just ended about six, seven months ago, we took a step down, but still are very proud of the fact that we consider ourselves in kind of a troughy market these days and are still putting up earnings of $3 to $5 a share annually. You see the earnings capability of this company during better times growing to about $8 a share a couple of years ago.

Those three years of fiscal ‘07, ‘08, ‘09 were three record breaking years from an earnings standpoint for the company. And you see on a return on average equity that we got up to the high teens, retreated this past fiscal year to only 12%. But, again, a pretty phenomenal number given the troughy market environment that we exist in. This was last year.

So far this year we’re in the upper single digit returns. Again, having been with the company for 20 years, and suggesting that we’re hopefully at the bottom of the trough and putting up those kind of returns are pretty satisfying because we know we live in this volatile business.

Our new fleet. We began in the year 2000 replacing. At that time we had 500 boats that weren’t all old, but they were aging very quickly. The average age at that point was about 17 or 18 years old. Dean Taylor, our current Chairman, became our CEO in about ‘01 or so. So, he inherited this old fleet and knew that we had to, over time, replace the earnings capacity of the fleet and hopefully exceed them and show growth in the earnings capacity of the fleet, since then. So, we started keeping the record of new boats since then.

Since January of 2000, we have added or are still in the process of adding 238 new boats to our fleet. We’ve spent the better part of $3.5 billion, most of which has been spent, about $3.1 billion of this has already been spent. At September 30th, we have actually 190 new boats actually in our fleet and operating and since September have delivered even more boats. The average age of that new equipment is about five years old. It’s a big deal in today’s market environment where customers are looking for primarily new equipment. And the demand for old equipment is certainly waning pretty quickly.

The vessel deliveries, people ask, “Well, did you acquire or did you build boats?” Well, we’ve done both. Over time from a standpoint of when they were delivered, you can see the orange bar are ones that we built, and the green, what was acquired from others — new equipment but acquired. So, we began this kind of ten-year process, what has been ten years so far, with primarily acquiring. It was during that time that we had virtually no deep water vessels, and, we had to get into that business rather quickly, so we did some acquisitions, mostly two and three and five boat type deals. No big acquisitions. But, that got us into the deep water very, very quickly.

Then we converted to more of a replacement mode of let’s get rid of our old boats and replace them with some new anchor handlers, PSV’s, crew boats, etc. You’ll see the details in a second. But, recently, you’ve seen us revert back because all these companies that either speculatively built boats over the last several years, or primarily smaller operators that have gotten in over their head, are distressed, and are disposing the equipment at probably, on average, about 30% discounts to what the pricing was two years ago at the general peak of the market in the summer of ‘08. So, we’re taking advantage of that. Our preference now is to acquire rather than build. You’ll see a slide in a second that will drive that home.

At the end of September, the quarter just ended, we have 30 boats under construction or committed to purchase at that time with a CapEx requirement of about, in round numbers, $500 million, $200 million due the remainder of this fiscal year — the second half of this March ‘11 fiscal year. About $213 next fiscal year and $27 million in fiscal ‘13 with the delivery schedule of eight more this year. Eighteen more in fiscal ‘12 and four thereafter. On top of this, we fully expect to add more acquisitions to this. You’ll see that in a second.

The average age of the fleet is important when you talk industry-wise, competitive-wise. We were, and have been known, to have an older fleet. You go back, this actually just starts in March of ‘06, we were stuck at a 20-year average age of our entire fleet for a number of years even prior to when this slide starts. The reason being is we were adding new equipment, but that old fleet that was still hanging around was getting a year older every year. We were just kind of running in place.

For the last few years and as we sit here today, our average fleet age is about 16 to 17 years old. We think if we just continue on and project the normal disposal of our older equipment at the pace that we’ve been disposing at, and we continue to acquire new equipment at the pace that we think that we will, in a very short timeframe, only kind of three years from right now, we think our average age of our fleet will be about eight years old.

We also look at the — if you want to call it — economic age of our vessel fleet, which is about 6.2 years old. Well, what does that mean? Well, basically what it means is the new fleet is now contributing, those 190 new boats, contribute about 90% of our operating profit. The old boats are going away and their financial capabilities especially in today’s market and the near term market is very, very small. So, the real economic age of our fleet based on a net book value basis is only six years.

These are the recent vessel commitment acquisitions mostly. They total, as you see, 29 vessels over the last five quarters. We’ve primarily acquired 29 new boats. Total cost is $577 million. We think all of these are good deals.

You see at the bottom what type of vessels they are. Most of them are deep water PSV’s and shallow water anchor handling towing supply vessels. Those are meant to replace kind of the older international primarily jack-up market with the deep water PSV’s more geared, to obviously, the deep water market around the world.

We’re very proud of what we’ve been able to do and we think that we’ll be able to take advantage of the opportunities. There are still plenty of opportunities out there to take advantage of to continue to load up our fleet of new equipment at very attractive pricing. How do we pay for it? Well, mostly over these years we’ve paid for this $3.5 billion through one private placement offering that was done about six, seven years ago. That was a $300 million one at 4.35%. We thought we hit a home run with that. We timed it right. Well, we just did another one, and we timed it right again. We never ever thought we’d get below 4.35%. We outdid ourselves. We did 4.25% interest, average nine years for $425 million. We had a staggered funding. We’ve already taken now on October 15th, $310 million, and the remainder will be funded right at the end of this calendar year. So, we’ll be able to use this and internal cash flows, which mostly paid for the replacement of our fleet thus far, as you’ll see our balance sheet in a second. We’ll use this to continue to expand our fleet.

If you take the September balance sheet and you kind of pro forma it for this debt, you’ll see that cash on our balance sheet would have been $477 million, total debt of $815, good shareholders equity, total debt to cap, only 25%. Actually, when we get to the end of December, because we had drawn down on some of our revolver here that will be paid off, we think we’ll be at probably about a 22% debt to total cap by the end of the December. And the best part of all this is the current liquidity that this provides us. Basically at the end of September, about $800 million of liquidity, which is the $477 million of cash, and $335 million of remaining amounts left on that revolver. The revolver is $450 million. By the time we get to the end of December, we will have paid off the revolver, that’s $450 million that we’ll have ready, and then whatever cash is remaining on our balance sheet. So, a lot of good liquidity to take advantage again of the opportunities.

You can’t go through these presentations without throwing out a few P&L numbers, and certainly as I said before, we’re in a troughy market. The results for our six month period on an adjusted basis, and I adjusted out unusual big items, both positively and negatively, in these numbers. Reductions and revenue, day rates and utilization are down, not in a tremendous way, but they equate to a reduction in revenue and a reduction in net earnings. Cash flow from operations is not too different than it was last year, but I think the important part of this is, we’re spending a hell of a lot more on CapEx now than what we’re taking in. That wasn’t the case a few years ago, and you’ll see that on this slide.

Over time, here is our allocation of cash, our primary uses of cash where the green is our CapEx, and that’s where we obviously spent most of our money. We’ve been a consistent dividend payer, one of the few in the OSX. But as you see, as I mentioned before, during the upside when pricing got a little crazy for boats, we pulled off and bought back about a little over $.5 billion worth of our shares, and now have returned to buying back boats and CapEx, and an increased dividend level over the last couple years.

The line is our cash flow from operations, so at times we’ve earned more, generated more cash flow from operations than what we spent, but currently that’s not the case, but we’ve got the balance sheet to be able to support it. We’re not losing, we don’t think, our discipline. It’s not that we’re sitting there with a 50% debt to total cap. We’re only up to 20 or 25%, so it’s still something very manageable.

One of our real core strengths, we tell everyone. It’s important these days that, with the Gulf of Mexico in the shape that it is, is our international strength and our infrastructure. We’ve been international for over 50 years. We’re basically everywhere where oil and gas is explored for and developed etc. and there are strengths to being there. We have this unique global footprint. There is no one else in the boat business that approaches the geographic spread of our operations, our experience level in all international areas and that’s important, like I said with the amount of money that’s being spent internationally these days. An unmatched scale and scope of operations, and with international comes normally good growth. E&P spending I think is expected to increase again next year internationally. Generally, longer term contracts, better utilization and higher day rates on average over the long term. It’s very important again, these days, a solid customer base of NOC’s and IOC’s. You’ll see a slide in a second.

This is our distribution. These are our boots on the ground. We have people all over the world. We don’t just send boats to operate without having an infrastructure on the ground to service customers specifically face to face. And with this, we’ll just take a quick walk around the world. These are the number of active boats. It excludes our stacked boats that are for sale, and we’re disposing of. These are active boats. Our largest concentration of vessels is in West Africa, specifically within West Africa, in Angola. 127 vessels. There are a lot of new vessels there because a lot of the old ones have been disposed of. And 45% of our vessel fleet operating there.

Next largest is Central South America. 61 vessels, primarily between and almost equally split between Mexico and Brazil. Petrobras is our number two customer worldwide on a revenue spend and has been for several years. We’re the largest provider of vessels to Petrobras and have been for years. But, it is a growth area, Brazil is ,but also a challenging area to report profits. It’s easy to get revenue but it’s a little more difficult to report profits.

Next in line from a size standpoint is the Far East. They certainly have had some challenges with a lot of speculatively built vessels in that general region of the world. But, 42 boats there, operating from India, Indonesia, Malaysia and Singapore and down to Australia. Actually, Australia is a very good market for us now.

Next in line would be Europe and Middle East. We’re very small, and in fact in most cases, non-existent in the North Sea. That’s just been a company decision to take our vessels elsewhere. We just thought that over time we could always do better elsewhere and let the North Sea players compete against each other. So, most of those boats are actually in the Middle East, and that’s an improving market. With more activity offshore, Saudi Aramco and things like that that are requiring new and better equipment than what has been there in the past.

And lastly, North America. Where we only have 18 boats, in round numbers, 16 that operate in the Gulf of Mexico and a couple out on the West coast. When you compare this where 94% of our business — or at least vessel count — is international today to ten years ago when it was 62%, we’ve evolved where our customers have evolved. Where the spending is taking place.

Just a quick glimpse at our sheer size of boat fleets. These are only anchor handlers and PSV’s. We’re at 288 — active or inactive — but our total of those type vessels, kind of the core vessels for us. Compared to any of our competitors — now, I don’t name the competitors here — but in no particular order, the competitors that are at least listed there would include: Chouest, the private company in south Louisiana, Bourbon, a French company, Seacor, Gulfmark, and I think, Maersk. Those would be the five that are listed here. And more important than anything is, unfortunately, an industry that is very fragmented. Because the last column says well, there’s about 350 other owners that average five boats each all around the world. Most of them are local players that compete in their own one region of the world.

The current revenue mix, this is actually as of fiscal ‘10, but it’s really no different this year. It’s good these days to be that tied in to super majors and NOC’s. So, you see 65% of our revenue stream driven by players that are strong enough financially to continue on with their processes even during the down times. The top ten customers consist of six super majors, three NOC’s, and one large independent and accounted for by 63% of our revenue.

You can’t help but take a quick look at the macropicture, ODS PetroData, which is what we subscribe to, suggest there’s about 2,500 vessels, anchor handlers and PSV’s, in the worldwide industry. Eight hundred of those are 25 years old and older. And, they are going away at a very quick pace, as I’ve said a few times. For us and for everyone else, the demand for them just isn’t there anymore.

So, they’re finishing contracts and they’re being disposed of. Luckily for us and our industry, there’s a good second hand market. They’re sold into the fishing industry, and the crabbing, and the diving industry. You go down to the Caribbean. They move cargo all over. There’s plenty of applications that are outside of our industry. There’s also currently about 365 new boats on order and should be delivered in the next couple years.

We also would state that in the last year or two, ever since the financial crisis began, there’s been very, very little new signing of construction contracts around the world. So, I think what you’ll see is when 2011 is listed and 2012 you’ll see that runoff. Then you’re going to see a dramatic drop in the number of vessel deliveries after that because people just haven’t been signing new construction contracts. Will that change? I don’t know. But, certainly, the shipyards are starting to get hungry. Their pricing will come down. Whether that attracts additional building, we don’t know, but we haven’t seen much of it yet.

We’ll end with this slide that shows our earnings growth potential. I’ve used this this year and have gotten a lot of interest in it. I built this by saying, look, and you see, where could we be in fiscal 2014, and I pick that timeframe because by then we will have taken delivery of the 30 boats that are under construction. We hopefully also make the assumption that we pick up another 20 or so boats a year on top of that, and all of our old boats are gone. Every single one of them. So, what can these new boats do, given certain sensitivities? So, I begin here by saying, well, if we repeat exactly what our utilization of our new boat fleet was in the September quarter, and the average day rate and the margin, we would generate $4.20 of earnings with that new fleet.

If we kept the utilization the same, but improved the average day rate of these 270 new boats by 10%, earnings would jump to $6. If we improved the utilization to 90%, which I would say is practical full utilization, and that’s why I stop at 90%, and improve the day rate by 10% more, so just get to $17,780, earnings are $9.50. This is not meant to be a prediction of where earnings can be, but a sensitivity of what they could be.

The operating margins that are inherent in that $9.50 number, is about 55% to 56% operating margin on the new boats. At the peak a couple years ago, our new boats operated at 62% operating margin. This is, again, not meant to be a peak scenario because I think actually our peak scenario is much higher than this. But, this has garnered a lot of attention in just showing how well these new boats can do.

Lastly, we finish all these presentations for years with our strategy, which is continually focused on long term shareholder value. With three prongs to that triangle, maintaining our financial strength, and not getting over levered. We’re an EVA company, economic value added, return on capital emphasis, on a through cycle basis. We don’t get excited when rates go up and go crazy buying boats. We look at it, these are investments in 25, 30 year assets, and we look at it that way. Hopefully, we can deliver results along the way. I know I’ve gone over my time by a minute, but that’s what I had.

Judd Bailey

Are there any questions from the audience? If not, I’ll ask one. A lot of the deep water rig contractors have said in the last few weeks and during earning season that they’re really starting to see an increase in discussion in inquiries for the deep water rigs. You share pretty much the same customer base. Are you seeing the same increase in discussion on projects getting green lighted for 2011?

Joe Bennett

Yes. I think so, and I don’t think it’s just related to deep water, to the floater market. I think the jack up market is improving. I think it’s slow, but it’s improving, and I think the E&P numbers, when we see what they may be, I expect them to up, so there’s some real positives out there.

What we have seen and disclosed at our last earnings call is this certain classes of boats, and some of which I explained before, that are in demand that are starting to see some day rate movements, or possibilities in day rate movements. So, lots of tendering activity. As you look around the world and you see areas like Mexico where Pemex really hasn’t done much over the last several years, and everyone scratched their head and wondered why and what’s taking them so long. We’re starting to see some activity from them.

It just takes a while for it to get into our numbers. We have contract coverage for, in round numbers, 50% of our fleet over the next year. So whatever happens, either good or bad over the next year, you won’t see fully in the numbers for a little while because you have to work through that contract coverage. But we are seeing some positive out there.

Judd Bailey

Just to clarify, you’re seeing a small amount of rate improvement, or opportunity . . .

Joe Bennett

Opportunities to bump rates in some markets, in some classes. It’s not something to jump up and down. But you have to start somewhere and we look for those green shoots that, OK, something’s happening there that is positive, and it’s a good jumping off point.

Judd Bailey

Then, just one last question for me. You guys have been pretty active in the last six months or so. Some opportunities have presented themselves in terms of acquisitions. Is the same level of opportunity out there within the next six months, do you think? Or do you think the window that’s just past may have been your best opportunity, in terms of the flowing capital?

Joe Bennett

We have one guy, one of our executive VPs that’s been with the company for over 35 years that heads up that program. I think he’s seeing as many opportunities today as he was certainly three and six months ago. It’s a matter of getting to the finish line. We still have the desire. We have the money to do it. But as you can appreciate, we’re being pretty stingy with our offers. Some of them make it to the finish line and others don’t.

You may have seen, and I just got the report this morning, you know we were attempting to acquire some of the Trico boats, two of which were in bankruptcy. With that, they were opened back up and offered to others, and we were outbid for those two. So at least, as of today, we’re not going to get two of those boats. That’s OK. We swing and miss several times with acquisitions. There will be other opportunities. There are plenty. The window is not closed by any stretch.

Judd Bailey

OK. One more question.

Question from the audience

Who is the natural buyer for your older vessels? Are they local buyers, fishing companies, or mixture?

Joe Bennett

Yeah, it’s all over the place. One of the markets that has come out of nowhere over the last, say, three years, that we’ve sold quite a few boats into is the security market in West Africa. We sell it to them and they kind of patrol the offshore areas over there. But fishing, as I mentioned before, crabbing, cargo, diving, dive support, salvaging, that sort of thing. The great thing is we don’t have to compete against them. I’m not sure, I’m not terribly concerned that old boats that are 30 and 32 years old that we can’t operate effectively, that someone else is going to take it and do a better job than we do. So, it’s a concern when you’re selling an 18-year old boat, that it will come back and possibly haunt you. But not for these old boats.

Question from the audience

I found your EPS power chart real interesting. Do the utilization rates need to be at a certain level for pricing power?

Joe Bennett

I think, generally, and in the past being in the 85-95% range. Certainly as you approach 90%, it usually means that you have pricing power. So, why don’t we have it now when we’re already at 85%? Well, I can’t suggest that while our new boats are doing 85% utilization and have been, that the worldwide population of new boats is there. That has to improve. I think the rig count and activity level has to improve so that everyone else gets up to that level, and then hopefully, we’ll have some pricing power at that point.

Question from the audience

Where would you find industry utilization currently ???

Joe Bennett

For new boats, old boats — because they’re dramatically different. My guess would be, and it’s a guess, that new boats worldwide are probably 70-75%. And old boats, when you include vessels that are stacked and everything else, it’s probably in the 30% range or below.

From the audience

Thank you.

Joe Bennett

Thank you all very much.

Judd Bailey

The company will be doing a breakout down the hall.